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Exhibit (a)(1)(A)

RITE AID CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS
March 21, 2011

THIS EXCHANGE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M. EASTERN TIME ON APRIL 21, 2011
UNLESS THE OFFER IS EXTENDED

        Rite Aid Corporation, a Delaware corporation (referred to in this Offer to Exchange as "Rite Aid," the "Company," "our," "us," or "we") is offering Eligible Associates the opportunity to surrender certain stock options for a lesser number of new stock options ("New Options"). We refer to this offer as the "Offer." It is described in and subject to the terms and conditions set forth in this document and other documents we may refer you to, all of which together are referred to as the "Offer to Exchange." The New Options will be granted under the Rite Aid Corporation 2004 Omnibus Equity Plan (the "2004 Plan") or the Rite Aid Corporation 2006 Omnibus Equity Plan (the "2006 Plan"), with an exercise price equal to the closing price of Rite Aid's common stock on the New York Stock Exchange ("NYSE") on the date the New Options are granted.

        Options eligible for exchange ("Eligible Options") are those options, whether vested or unvested, that:

  •
  have an exercise price greater than $1.77 per share (which is the highest per share trading price of our common stock for the 52-week period immediately preceding the start date of the Offer);

  •
  have a remaining term of at least 12 months immediately following completion of the Offer;

  •
  were granted before March 21, 2009; and

  •
  are outstanding and unexercised as of the start date of the Offer and as of the time the Offer expires.

        The Offer is not a one-for-one exchange. Instead, you will receive a lesser number of New Options. The number of New Options will be determined by applying exchange ratios set forth in the Offer to Exchange. The exchange ratios are calculated on an approximate "value-for-value" basis, meaning that the exchange ratios are intended to result in the grant of New Options with an aggregate fair value approximately equal to the aggregate fair value of the Eligible Options they replace (calculated as of the time we set the exchange ratios). As explained in the Offer to Exchange, we may adjust the exchange ratios not less than two business days prior to the expiration of the Offer.

        The New Options will have an exercise price equal to the closing price of Rite Aid common stock on the date the New Options are granted. The grant date will be the date of the expiration of the Offer. We expect the exercise price for the New Options to be lower than the exercise price of the Eligible Options, but there can be no assurance that that will be the case.

        None of the New Options will be vested on the date of grant. Instead, the New Options will be subject to a two-year vesting period, with 50% of the New Options vesting on the 12-month anniversary of the New Option grant date and the remaining 50% of the New Options vesting on the 24-month anniversary of the New Option grant date, so long as you remain employed by Rite Aid during that period.

        The New Options will have a term of five years from the New Option grant date and will be subject to the terms and conditions of the 2004 Plan or the 2006 Plan, as applicable.

        Your participation in the Offer is voluntary, meaning you are not required to exchange your Eligible Options. If you choose to participate in the Offer, you must elect to exchange any or all of your Eligible Options on a grant-by-grant basis. "Grant-by-grant" basis means that you can elect to exchange either all or none of the options of a particular grant. No partial exchanges of an Eligible Option grant will be permitted, except that if you exercised a portion of an Eligible Option grant prior to the commencement of the Offer, only the portion of the option grant that has not yet been exercised will be eligible to be exchanged.

        At Rite Aid and in this Offer to Exchange, we refer to our employees as "associates." You are eligible to participate in the Offer (an "Eligible Associate" and sometimes referred to in this Offer to Exchange as "you" and "your") only if you:

  •
  are an associate of Rite Aid on the date the Offer commences and you remain an associate of Rite Aid through the grant date of the New Options, which will be the date that the Offer expires;

  •
  are not a member of our Board of Directors or one of our executive officers; and

  •
  hold at least one Eligible Option as of the start date of the Offer and as of the time the Offer expires.

        The Offer is not conditioned upon a minimum aggregate number of Eligible Options being exchanged under the Offer. The Offer is subject to certain other conditions, which we describe in "Section III.9—Conditions of the Offer."

        Shares of our common stock are quoted on the NYSE under the symbol "RAD." On March 16, 2011, the closing sales price of our common stock as quoted on the NYSE was $1.04 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the grant date of the New Options. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options for New Options.

        See the section entitled "Risk Factors" for a discussion of risks that you should consider before deciding whether to exchange your Eligible Options for New Options.

IMPORTANT

        If you want to exchange any of your Eligible Options, you must submit your election so that it is received before the Offer expires. You must submit your election to exchange Eligible Options online at the Stock Option Exchange Offer Website, which is available at https://riteaid.equitybenefits.com, or by calling the Stock Option Exchange Hotline at 1-800-504-8546. The announcement of the Offer that you received via mail or email contains instructions for logging into the website, including how you obtain your initial password. You will need your Rite Aid Associate Number and password to gain access to your personal information on the Stock Option Exchange Offer Website and to make your elections with respect to the Offer. Your election must be received by us before 11:59 p.m., Eastern Time, on April 21, 2011.

        An email election confirmation will be generated when you submit your election and again if you submit any change in your election or withdraw your election. You should print and save a copy of the confirmation for your records.

        The proper submission of your elections, changes of elections and withdrawals is your responsibility. Only responses that are complete and actually received by us by 11:59 p.m., Eastern Time, on April 21, 2011 will be eligible to be accepted. If your election is not received by us before the expiration of the Offer, you will be deemed to have rejected the Offer. There will be no exceptions or appeal process. We are under no obligation to contact you to confirm your election not to participate.

        If you have difficulty accessing the Stock Option Exchange Offer Website and require assistance, or you have questions, you should contact the Stock Option Exchange Hotline at 1-800-504-8546 or via email at riteaid@sos-team.com.

        Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your Eligible Options. You must make your own decision regarding whether to exchange your Eligible Options after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal legal counsel, accountant, financial and/or tax advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Offer.

        Rite Aid has not authorized any person to make any recommendation on its behalf as to whether you should exchange or refrain from exchanging your options pursuant to the Offer. You should rely only on the information contained in the Offer to Exchange and you should not assume that the information provided in the Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of the Offer. Rite Aid has not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in the Offer to Exchange. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by Rite Aid.

        The Offer to Exchange has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in the Offer to Exchange. Any representation to the contrary is a criminal offense.

        Nothing in the Offer to Exchange shall be construed to give any person the right to remain in the employ of Rite Aid or to affect Rite Aid's right to terminate the employment of any person at any time with or without cause to the extent permitted under law. Nothing in this document should be considered a contract or guarantee of wages or compensation.

        Rite Aid reserves the right to amend or terminate the 2004 Plan and the 2006 Plan at any time in accordance with their respective terms, and the grant of an option under the 2004 Plan or the 2006 Plan or the Offer does not in any way obligate Rite Aid to grant additional options or offer further opportunities to participate in any option grants in any future year. The grant of an option and any future options granted under Rite Aid's equity compensation plans is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy, termination, or similar pay, other than to the extent required by law.

 TABLE OF CONTENTS

I. SUMMARY TERM SHEET—QUESTIONS AND ANSWERS		1
II. RISK FACTORS		10
III. THE OFFER		13
1.	Eligibility; Number of Options; Offer Expiration Time.	13
2.	Terms of New Options.	15
3.	Purpose of the Offer.	20
4.	Procedures for Surrendering Eligible Options.	20
5.	Rights to Change and Withdraw Elections.	21
6.	Acceptance of Eligible Options for Exchange and Grant of New Options.	22
7.	Extension of Offer; Termination; Amendment.	23
8.	Material U.S. Federal Income Tax Consequences.	24
9.	Conditions of the Offer.	25
10.	Price Range of Common Stock Underlying the Options.	27
11.	Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning Eligible Options.	28
12.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.	29
13.	Agreements; Legal Matters; Regulatory Approvals.	30
14.	Fees and Expenses.	30
15.	Source and Amount of Consideration.	31
16.	Information Concerning Rite Aid.	31
17.	Financial Information.	31
18.	Corporate Plans, Proposals and Negotiations.	33
19.	Additional Information.	34
20.	Miscellaneous.	35

 I. SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

        The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the following questions and answers, as well as the remainder of the Offer to Exchange. The information in this Summary Term Sheet—Questions and Answers is not complete and may not contain all of the information that is important to you. Additional important information is contained in the Offer to Exchange. When applicable, we have included section references to the remainder of the Offer to Exchange where you can find a more complete description of the topics in this question-and-answer summary.

Overview of the Offer

1. What is the Offer?

        We are offering Eligible Associates (described in Question 3) the opportunity to exchange some or all of their Eligible Options (described in Question 2) for New Options. The Offer is not a one-for-one exchange. Instead, you will receive a lesser number of New Options. The number of New Options will be determined by applying exchange ratios set forth in the Offer to Exchange (described in Question 6). All New Options granted pursuant to the Offer will have an exercise price equal to the closing price of our common stock as reported by the NYSE on the grant date for the New Options (described in Question 12). New Options will not be immediately exercisable and will be subject to a new vesting schedule (described in Question 13).

        Participation in the Offer is voluntary and there are no penalties for electing not to participate. If you choose not to participate in the Offer, you will not receive any New Options and your Eligible Options will remain outstanding in accordance with their current terms and conditions.

2. Which options are eligible to be exchanged in the Offer?

        Eligible Options are those options, whether vested or unvested, that:

  •
  have an exercise price greater than $1.77 per share (which is the highest per share trading price of our common stock for the 52-week period immediately preceding the start date of the Offer);

  •
  have a remaining term of at least 12 months immediately following completion of the Offer;

  •
  were granted before March 21, 2009; and

  •
  are outstanding and unexercised as of the start date of the Offer and as of the time the Offer expires.

        To help you review your outstanding Eligible Options and give you information that can assist you in making an informed decision, please refer to the information available on the Stock Option Exchange Offer Website at https://riteaid.equitybenefits.com, which lists your Eligible Option grants and related information, including the number of shares subject to each grant, the option expiration date and the exercise price of your options. You may also confirm this information by contacting the Stock Option Exchange Hotline via telephone at 1-800-504-8546. For more information, see "Section III.1—Eligibility; Number of Options; Offer Expiration Time."

3. Who is eligible to participate in the Offer?

        You are an Eligible Associate if you meet all of the following requirements:

  •
  you are an associate of Rite Aid on the date the Offer commences and you remain an associate of Rite Aid through the grant date of the New Options, which will be the date that the Offer expires;

  •
  you are not a member of our Board of Directors or one of our executive officers; and

  •
  you hold at least one Eligible Option as of the start date of the Offer and as of the time the Offer expires.

        See "Section III.1—Eligibility; Number of Options; Offer Expiration Time" below for more information.

4. What is the expected timeline of the Offer?

        We currently expect the timeline of the Offer to be:

•	June 23, 2010:	Rite Aid shareholders approved amendments to the existing equity plans to permit the Offer.
•	March 18, 2011:	Compensation Committee of the Board of Directors determined the Exchange Ratios based on an estimated fair value of the New Options (subject to adjustment as described in Question 6).
•	March 21, 2011:	Offer begins.
•	April 21, 2011:	Offer ends at 11:59 p.m. Eastern Time, unless the Offer is extended.
•	April 21, 2011:	New Options to be granted and determination of exercise price of New Options based on the closing price of our common stock on the NYSE, unless the Offer is extended.

5. Can the Company extend or shorten the length of this Exchange Offer?

        While the Company has the discretion to shorten or extend the length of the Exchange Offer (provided that the Exchange Offer is open for at least 20 business days), we do not presently intend to do so. If we shorten or extend this Exchange Offer, we will notify you about the new Expiration Date. See "Section III.1—Offer Expiration Time" and "Section III.7—Extension of Offer; Termination; Amendment" for a description of our rights to extend, delay, terminate and amend the Offer.

6. How many New Options will I get in exchange for my Eligible Options?

        The Offer is not a one-for-one exchange. Eligible Associates surrendering outstanding Eligible Options will receive New Options that are unvested and that, once vested, will be exercisable for a lesser number of shares of common stock with an exercise price equal to the closing price of our common stock as reported on the NYSE on the grant date of the New Option. New Options will be granted under either the 2004 Plan or the 2006 Plan. Because the Offer is intended to be approximately "value-for-value" at the time that we set the exchange ratios, the exchange ratios for Eligible Options are based on their exercise prices and maturities, such that the value of New Options you will receive approximates the value of Eligible Options that you exchange for them. The value of both Eligible Options and New Options is calculated at the time we set the exchange ratios using the Black-Scholes option pricing model, a widely accepted option valuation model. Because we do not grant options to purchase fractional shares, the number of shares underlying a New Option will be rounded down after application of the exchange ratios.

        Because options with different exercise prices and expiration dates have different Black-Scholes values, different grants will have different exchange ratios. The exchange ratios below show you the ratio of the number of shares underlying an Eligible Option for each share underlying a New Option. In addition, the exchange ratio applicable to each of your Eligible Options and the number of shares subject to each New Option that may be granted in exchange for each of your Eligible Options is set forth on your personalized election page on the Stock Option Exchange Offer Website.

If the Exercise Price (or, in the Case of Options Granted on June 20, 2006 and June 26, 2007, the Grant Dates) of an Eligible Option Is:	Exchange Ratio (Number of Shares Underlying Eligible Option to Number of Shares Underlying New Option):
June 20, 2006 and June 26, 2007	2 - to - 1
$1.78 to $3.00	4 - to - 1
$3.01 to $5.00	3 - to - 1
$5.01 to $6.00	5 - to - 1
$6.01 and above	6 - to - 1

        If there is significant movement in the price of Rite Aid's common stock or other Black-Scholes input variables after the Offer commences, we may need to adjust the exchange ratios toward the end of the Offer period to avoid generating significant incremental accounting expense in connection with the grant of New Options. If we adjust the exchange ratios, we will give you notice of the adjustment not less than two business days prior to the expiration of the Offer and, if necessary, we will extend the expiration date of the Offer so that you will have at least 10 business days to consider the revised exchange ratios before the Offer expires.

7. Why are we making the Offer?

        We believe that an effective and competitive associate incentive program is imperative for the success of our business. We rely on our experienced and productive associates and their efforts to help us achieve our business objectives. At Rite Aid, stock options constitute a key component of our incentive and retention programs because the Board and the Compensation Committee believe that equity compensation encourages associates to act like owners of the business, rewarding your contributions by allowing you to benefit from increases in the value of our shares.

        Our stock price has experienced a significant decline during the last several years. This decline is due to difficulties in generating net income, which is largely due to declines in sales and pressures on pharmacy gross margins. Our sales declines have been driven by the weak economic environment, which has led to a pullback in consumer spending and slower than expected sales improvements in stores that we acquired from Brooks Eckerd. Pharmacy gross margins have been pressured by reductions in third party reimbursement rates, the introduction of fewer new generic drugs and fewer cost reductions on existing generics. Due to the significant decline of our stock price during the last few years, many of our associates now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NYSE on March 16, 2011 was $1.04, whereas the weighted average exercise price of all outstanding options held by our associates was $3.63. As of March 16, 2011, approximately 82% of outstanding stock options held by our associates were underwater. Although we continue to believe that stock options are an important component of our associates' total compensation, many of our associates view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many associates, these options are ineffective at providing the incentives and retention value that our Board and the Compensation Committee believe is necessary to motivate and retain our associates. See "Section III.3—Purpose of the Offer" below for additional information.

8. Why can't I just be granted additional options?

        Because of the large number of options with exercise prices greater than $1.77, an additional grant of New Options to all holders of such options, without canceling the existing options, could have a severe dilutive effect on our common stock and could significantly increase the number of our outstanding shares.

9. What are the conditions to the Offer?

        The Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. The Offer is subject to certain other conditions, which we describe in detail in

"Section III.9—Conditions of the Offer." If any of the events described in "Section III.9—Conditions of the Offer" occur, we may elect to terminate, extend or amend the Offer at any time prior to the expiration of the Offer.

10. Will my participation in the Offer affect my eligibility to receive future equity awards?

        Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future equity awards. Eligibility for future equity awards will remain subject to the discretion of Rite Aid and will not depend on whether you participate in the Offer.

Terms of the New Options

11. What are the terms and conditions of the New Options?

        Each New Option will be subject to substantially the same terms and conditions that we currently apply to awards granted under the 2004 Plan or the 2006 Plan, as the case may be. These terms and conditions may differ from those applicable to your Eligible Options. None of the New Options will qualify as incentive stock options for U.S. income tax purposes. The form of the grant agreement setting forth the terms and conditions that will be applicable to the New Options is available on the Stock Option Exchange Offer Website, which is available at https://riteaid.equitybenefits.com.

        Your election to exchange Eligible Options for New Options constitutes your acceptance of the terms and conditions of the New Options. In addition to any differences between the standard terms and conditions applicable to any Eligible Option and the standard terms and conditions applicable to a New Option, the New Options will have the following terms:

  •
  each New Option will have an exercise price equal to the closing price of our common stock on the NYSE on the date the New Options are granted, which will occur on the same day that the Offer expires (see Question 12);

  •
  each New Option will not be vested and will not be exercisable on the date it is granted and will have a two-year vesting period, with 50% of the New Options vesting on the 12-month anniversary of the New Option grant date and the remaining 50% of the New Options vesting on the 24-month anniversary of the New Option grant date, so long as you remain employed by Rite Aid during that period but subject to certain exceptions for, among other things, disability or retirement (See Questions 13 and 15); and

  •
  the term of each New Option will be five years from the grant date of the New Option, subject to earlier expiration upon termination of employment under certain circumstances.

        Please consult your Eligible Option award agreements, the equity incentive plans under which they were granted and other governing documents for details about the terms and conditions of your Eligible Options for further information in order to compare them to the terms and conditions of the New Options as set forth in the form of award agreement available on the Stock Option Exchange Offer Website.

12. What will be the exercise price of the New Options?

        All New Options granted pursuant to the Offer will have an exercise price equal to the closing price of our common stock on the NYSE on the grant date for the New Options. The New Options will be granted on the same day that the Offer expires. The Offer will extend for at least twenty (20) business days from the date it commenced.

        We cannot predict the exercise price per share of the New Options. We recommend that you obtain current market quotations for our common stock when deciding whether to surrender your Eligible Options. See "Section III.1—Eligibility; Number of Options; Offer Expiration Time" and "Section III.2—Terms of New Options" below for additional information.

13. When will the New Options vest?

        The New Options will be subject to a two-year vesting period, even if all or a portion of the Eligible Options surrendered for exchange are already vested, with 50% of the New Options vesting on the 12-month anniversary of the grant date of the New Options and the remaining 50% of the New Options vesting on the 24-month anniversary of the grant date of the New Options, subject to your continued employment with Rite Aid (but subject to certain exceptions for, among other things, retirement or disability).

        New Options are subject to the terms and conditions set forth in the 2004 Plan or the 2006 Plan, as the case may be, and will be forfeited if not vested at the time of termination of employment (subject to certain exceptions for, among other things, retirement or disability). See Question 15 and "Section III.2—Terms of New Options" below for additional information.

14. What if my employment with Rite Aid is terminated before the expiration of the Offer?

        If you are no longer employed by Rite Aid, whether voluntarily, involuntarily, or for any other reason, on the grant date of the New Options, you will not be able to participate in the Offer.

        Accordingly, if you are not an Eligible Associate of Rite Aid as described above through the grant date of the New Options, even if you had elected to participate in the Offer and had surrendered your Eligible Options for exchange, your surrender of your Eligible Options will automatically be deemed withdrawn, and you will not participate in the Offer. You will retain your Eligible Options in accordance with their current terms and conditions. In the case of termination of your employment, you may exercise your Eligible Options during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested. See "Section III.1—Eligibility; Number of Options; Offer Expiration Time" and "Section III.6—Acceptance of Eligible Options for Exchange and Grant of New Options" below for additional information.

15. What if my employment with Rite Aid is terminated after the New Options are granted?

        In general, New Options will be forfeited if not vested at the time of termination of employment. Any vested, unexercised portion of the New Options will generally be exercisable for ninety days after termination of employment. However, (i) if your employment terminates for "cause" as that term is defined in either the 2004 Plan or the 2006 Plan, as the case may be, your New Options will be cancelled as of the date of termination, (ii) if your employment terminates due to disability or retirement, then your New Options will become immediately exercisable and will remain exercisable for one year after termination of employment and (iii) if your employment terminates due to death, then your New Options will become immediately exercisable and will remain exercisable for a period of one year from the date of such termination by your legal representatives, heirs or legatees. In no event, however, will any of the time periods set forth above exceed the original expiration date of the term of the New Options. See "Section III.2—Terms of New Options" below for additional information.

Participating in the Offer

16. How do I participate in the Offer?

        If you want to exchange any of your Eligible Options, you must submit your election so that it is received before the Offer expires. You must submit your election to exchange Eligible Options online at the Stock Option Exchange Offer Website, which is available at https://riteaid.equitybenefits.com, or by calling the Stock Option Exchange Hotline at 1-800-504-8546. The announcement of the Offer that you received via mail or email contains instructions for logging into the website, including how you obtain your initial password. You will need your Rite Aid Associate Number and password to gain access to your personal information on the Stock Option Exchange Offer Website and to make your elections with respect to the Offer. Your election must be received by us before 11:59 p.m., Eastern Time, on April 21, 2011.

        We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date of the Offer. If the Offer is extended, you must submit your election via the Stock Option Exchange Offer Website or by calling the Stock Option Exchange Hotline before the extended expiration date of the Offer.

        An email election confirmation will be generated when you submit your election and again if you submit any change in your election or withdraw your election. You should print and save a copy of the confirmation for your records.

        The proper submission of your elections, changes of elections and withdrawals is your responsibility. Only responses that are complete and actually received by us before the expiration of the Offer will be eligible to be accepted. If your election is not received by us before the expiration of the Offer you will be deemed to have rejected the Offer. There will be no exceptions or appeal process. We are under no obligation to contact you to confirm your election not to participate.

        We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept Eligible Options for which a proper and timely election to exchange is submitted and not validly withdrawn. Subject to our rights to extend, terminate, and amend the Offer, we currently expect that, on the date the Offer expires, we will accept all Eligible Options for which a proper election to exchange has been submitted. You do not need to return your stock option agreement(s) relating to any Eligible Options that you elect to exchange, as they will be cancelled automatically if we accept your Eligible Options for exchange. See "Section III.4—Procedures for Surrendering Eligible Options" below for additional information.

17. How can I find out what Eligible Options I hold?

        Once you log in to the Stock Option Exchange Offer Website, located at https://riteaid.equitybenefits.com, by following the instructions that were mailed or emailed to you, you will be able to view your options that qualify as Eligible Options (assuming they continue to be outstanding as of the expiration of the Offer). To help you recall your outstanding Eligible Options and give you the information that can assist you in making an informed decision, the Stock Option Exchange Offer Website contains important information regarding your Eligible Options, including grant date, expiration date, exercise price per share, and total shares underlying each Eligible Option. The Stock Option Exchange Offer Website also sets forth the exchange ratio applicable to each Eligible Option you hold. You may also confirm this information by contacting the Stock Option Exchange Hotline at 1-800-504-8546 or via email at riteaid@sos-team.com. The information provided regarding your Eligible Options may not be updated after March 21, 2011 to reflect any changes in the eligibility of the options that you hold if your employment terminates during the Offer, and your access to the Stock Option Exchange Offer Website may be blocked. For more information, see "Section III.4—Procedures for Surrendering Eligible Options."

18. If I elect to exchange Eligible Options under the Offer, can I change or withdraw my election?

        Yes. You may change or withdraw your election at any time before the expiration of the Offer. If we extend the Offer, you may change or withdraw your election of Eligible Options at any time until the expiration date of the extended Offer. You may change your mind as many times as you wish, but you will be bound by the latest properly submitted election we receive before the Offer expires. In addition, although we intend to accept all validly exchanged Eligible Options promptly after 11:59 p.m., Eastern Time, on the date the Offer expires, if we have not accepted your Eligible Options within 40 business days of the commencement of the Offer, pursuant to SEC rules you may withdraw the Eligible Options you have elected to exchange.

        You may change or withdraw your election by returning to the Stock Option Exchange Offer Website, re-entering your elections to reflect the changes or withdrawals that you wish to make and submitting the revised election, or by calling the Stock Option Exchange Hotline. Your election to change or withdraw a previous election must be received before the expiration of the Offer. An email election confirmation will be generated if you submit any change in your election or withdraw your election. You should print and save a copy of the confirmation for your records. For more information, see "Section III.4—Procedures for Surrendering Eligible Options."

        The proper submission of changes of elections and withdrawals is your responsibility. Only responses that are complete and actually received by us before the expiration of the Offer will be eligible to be accepted. If your change of election or withdrawal is not received by us before the expiration of the Offer you will be bound by the latest properly submitted election we receive before the Offer expires. There will be no exceptions or appeal process. We are under no obligation to contact you to confirm changes or withdrawals of elections.

19. Do I have to participate in the Offer?

        No, the Offer is strictly voluntary. If you choose not to participate, you will keep all your options and will not receive any New Options under the Offer. No changes will be made to the terms of your current options.

20. Can I exchange the remaining portion of an option that I have already partially exercised?

        Yes, any remaining outstanding, unexercised Eligible Options can be exchanged. If you have previously exercised a portion of your Eligible Options granted on a single grant date and at the same exercise price, only the portion of those Eligible Options which has not yet been exercised will be eligible to be exchanged. The New Options will replace only Eligible Options that are cancelled in connection with the Offer.

21. If I have Eligible Options from different grant dates, may I elect to exchange one grant but not the others?

        Yes. If you were issued Eligible Options from more than one particular grant date, you must make a separate election for each grant. If you elect to exchange Eligible Options from a particular grant, you must exchange the entire unexercised portion of that grant.

22. May I select which portion of an Eligible Option from a particular grant date to exchange?

        No. If you choose to exchange any of your Eligible Options from a particular grant date, you must exchange all of your Eligible Options from that particular grant date.

23. Can I exchange both vested and unvested options?

        Yes. You can exchange Eligible Options, whether or not they are vested.

24. Are there other circumstances in which I would not be granted New Options?

        Yes. Even if we accept the Eligible Options you elect to exchange, we will not grant New Options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the expiration date of the Offer, you will not be granted New Options, if at all, until all necessary government approvals have been obtained. In that event, you will keep all of your current options and no changes will be made to the terms of those options. See "Section III.13—Agreements; Legal Matters; Regulatory Approvals" below for additional information.

25. If I participate in the Offer and the Eligible Options that I exchange under the Offer are accepted, when will I receive my New Options?

        We expect to cancel all Eligible Options that are properly exchanged in the Offer on the same day that the Offer expires. The New Options will be granted on the same day that the Offer expires. The scheduled expiration date of the Offer is April 21, 2011, and we expect to accept and cancel all Eligible Options that are properly exchanged on April 21, 2011 and to grant New Options on April 21, 2011. If the expiration date of the Offer is extended, then the cancellation date and the New Option grant date would be similarly extended. Information regarding your New Options will be posted to your online E*Trade account as soon as administratively practicable after they are granted. See "Section III.6—Acceptance of Eligible Options for Exchange and Grant of New Options" below for more information.

26. If I participate, what will happen to the Eligible Options I exchange under the Offer?

        We expect that the Eligible Options that you exchange under the Offer will be canceled promptly after the expiration date of the Offer, unless the Offer is extended by us, in which case such options will be cancelled promptly after the expiration date of the Offer, as extended. Shares subject to cancelled options will not be available for future awards under our existing equity plans, other than as New Options under the 2004 Plan or the 2006 Plan issued in connection with the Offer.

27. What happens to Eligible Options that I choose not to surrender under the Offer or that you do not accept in the Offer?

        Eligible options that you choose to not surrender under the Offer or that we do not accept in the Offer remain outstanding and retain their existing terms, exercise prices, and vesting schedules.

Other Important Questions

28. Is it likely that another offer similar to this one will be made in the future?

        No. We do not anticipate offering Eligible Associates another opportunity to exchange out-of-the-money options for New Options. The Company is making the Offer, in part, due to the decline in the Company's stock price to motivate and retain associates and reinforce the alignment of associate and stockholder interests. Accordingly, while the Compensation Committee of the Board of Directors evaluates the Company's compensation programs periodically, neither the Compensation Committee nor the Board of Directors has any current intention to make any similar offer in the future and both expect the Offer to be a one-time event. We can provide no assurance as to the possible price of our common common stock at any time in the future. See "Section III.3—Purpose of the Offer" below for additional information.

29. Will I owe taxes if I exchange my Eligible Options in the Offer?

        We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options; however, we advise all Eligible Associates who may consider exchanging their Eligible Options to consult with their own tax advisors with respect to the federal, state and local tax consequences of participating in the Offer. Eligible Associates should read the information regarding the material U.S. federal income tax consequences of the Offer that we have filed with the SEC and that are available to Eligible Associates through the Stock Option Exchange Offer Website. See "Section III.8—Material U.S. Federal Income Tax Consequences" below for additional information.

30. How should I decide whether or not to participate?

        The decision to participate must be each individual associate's personal decision, after taking into account his or her own personal circumstances or preferences.

        We understand that this will be a challenging decision for all Eligible Associates. The Offer does carry risks, and there are no guarantees of our future stock performance or the price of our common stock in the future. See "Section III.20—Miscellaneous" below for additional information.

31. What do the executive officers and the members of our Board of Directors think of the Offer? Whom can I contact to help me decide whether or not I should exchange my Eligible Options?

        Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange, or refrain from exchanging, any or all of your Eligible Options. You must make your own decision regarding whether to exchange your Eligible Options after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal legal counsel, accountant, financial and/or tax advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Offer.

32. Does participating in the Offer involve any risks? Are there risks in deciding not to participate?

        Yes. Participating in the Offer involves a number of risks, including the risk that the price of our common stock may increase in the future to such an extent that the Eligible Options you exchanged might have been worth more than the New Options you received. Conversely, there is risk associated with keeping your Eligible Options, because the share price of our common stock might increase at a rate that makes the New Options more valuable. Either way, we can make no guarantees or predictions about the future price of our common stock. In evaluating the Offer, you should keep in mind that the future performance of our common stock and the value of your options will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and our stock, and the performance of our business. Due to these factors, there is a possibility that your Eligible Options may remain underwater or that your New Options may go underwater.

        In addition, New Options will have a new vesting schedule, and you must remain employed with the Company in order for the New Options to become vested, subject to any exceptions provided for under the terms of the New Options (such as upon death or disability).

        For more information about these risks as well as risks relating to the Company's business in general, see Section II of this Offer to Exchange and the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, which are available at the SEC's website at www.sec.gov. We also recommend that you read the discussion about our business contained in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q. You also should review other developments relating to the Company and our business reported in Current Reports on Form 8-K, also filed with the SEC. Each of these filings is also on the investor information page on the Company's website at www.riteaid.com/company/investors/. For more information about the reports we file with the SEC, see "Section III.19—Additional Information" of this Offer to Exchange.

33. Can I access the website from home?

        Yes, you can access the Stock Option Exchange Offer Website from any computer with internet access at the following address: https://riteaid.equitybenefits.com. Upon commencement of the Offer, you were sent a letter or email with information describing how to log in to this website.

34. Whom should I contact if have questions about the Offer?

        You should direct questions about the Offer or requests for assistance to the Stock Option Exchange Hotline at 1-800-504-8546 or via email at riteaid@sos-team.com.

 II. RISK FACTORS

        Participating in the Offer involves a number of risks and uncertainties. Conversely, there are risks associated with keeping your Eligible Options and electing not to exchange them in the Offer. We describe some of those risks below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2010, as well as our Quarterly Report on Form 10-Q for the quarter ended November 27, 2010, is incorporated by reference into the Offer. Copies of these filings may be obtained as described in "Section III.19—Additional Information." You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in the Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.

        Portions of this Offer to Exchange (including information incorporated by reference) include "forward-looking statements." These forward-looking statements are often identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions, and speak only as of the date on which they are made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in this Offer to Exchange and in our SEC filings referenced in the immediately preceding paragraph. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Offer to Exchange, including any forward-looking statements incorporated herein by reference from our Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

        The following discussion should be read in conjunction with the financial information in "Section III.17—Financial Information," as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and 10-Q.

Risks Related to The Offer

If you exchange Eligible Options for New Options in the Offer and your employment with the Company terminates before the New Options fully vest, you will likely forfeit any unvested portion of your New Options and have a limited period to exercise any vested portion.

        If you elect to participate in the Offer, the vesting of each New Option granted to you will be subject to a two-year vesting schedule. This means that you will be required to continue working for the Company for two years after the date on which your New Option is granted in order for the New Option to become fully vested. New Options will generally be forfeited if not vested at the time of termination of employment. Any vested, unexercised portion of the New Options will generally be exercisable for ninety days after termination of employment. However, (i) if your employment terminates for "cause" as that term is defined in either the 2004 Plan or the 2006 Plan, as the case may be, your New Options will be cancelled as of the date of termination, (ii) if your employment terminates due to disability or retirement, then your New Options will become immediately exercisable and will remain exercisable for one year after termination of employment and (iii) if your employment terminates due to death, then your New Options will become immediately exercisable and will remain exercisable for a period of one year from the date of such termination by your legal representatives, heirs or legatees. In no event, however, will any of the time periods set forth above exceed the original expiration date of the term of the New Options. To summarize, in general, if your employment terminates for any reason other than death, disability or retirement prior to the vesting of your New

Option, you will forfeit the then-unvested portion of your New Option, even if the Eligible Options surrendered in the Offer were vested at the time of such exchange.

        Nothing in the Offer should be construed to confer upon you the right to remain an associate of the Company. The terms of your employment with us remain unchanged. We cannot provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Options or thereafter.

If the price of the Company's common stock increases over time, the value that you can realize from any New Options that you receive in the Offer may be less than the value that you could have realized from the Eligible Options that you elected to exchange in the Offer.

        Because the Offer is not based on a one-for-one exchange ratio with respect to the New Options, it is possible that in the future your Eligible Options could be economically more valuable than the New Options granted pursuant to the Offer. For example, if you hold options that are subject to the 4-to-1 exchange ratio, and you exchange Eligible Options exercisable for 1,000 shares of common stock with an exercise price of $2.50 per share, you will receive a New Option exercisable for 250 shares of common stock. Assume, for illustrative purposes only, that the exercise price of your New Option is $1.00 per share and that in two years the trading price of our common stock has increased to $5.00 per share. Under this example, if you had retained and exercised your Eligible Options and then sold the subject shares at $5.00 per share, you would have realized a pre-tax gain of $2,500. If you exchanged your Eligible Options and exercised and sold the shares subject to your New Option, however, you would realize a pretax gain of only $1,000. By contrast, under the same example, if the trading price of our common stock had increased to $2.75 per share (instead of $5.00 per share), then if you had retained and exercised your Eligible Options and then sold the subject shares at $2.75 per share, you would have realized a pre-tax gain of $250, whereas if you exchanged your Eligible Options and exercised and sold the shares subject to your New Option, you would have realized a pre-tax gain of $437.50.

        As can be seen from the above example, depending on the price of our common stock, the Eligible Options could have a higher realizable value than New Options granted in exchange for those Eligible Options, meaning that in certain cases you could have a greater pre-tax profit if you had retained the Eligible Options, exercised them and immediately sold the shares of common stock, than if you had exchanged them for New Options, exercised the New Options and sold the shares of common stock. The price per share at which the Eligible Options become more valuable than New Options depends upon a number of factors, including the exercise price of the Eligible Option and the New Option and the applicable exchange ratio.

If the trading price of our common stock decreases after the grant date of the New Options, you will not be able to realize any gain from the exercise of your New Options.

        The exercise price per share of all New Options will be equal to the closing price of our common stock as reported on the NYSE on the grant date. If the trading price of our common stock decreases after the grant date, the exercise price of your New Options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your New Options. There can be no assurance that the price of our common stock will increase after the grant date of the New Options.

If the Company is acquired by or merges with another company, the value of the New Options that you receive in the Offer may ultimately be less than the value of the Eligible Options that you elected to exchange in the Offer.

        A transaction involving the Company, such as a merger or other acquisition, could have a substantial effect on the price of our common stock, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, holders of Eligible Options who elect to participate in the Offer might receive less of a benefit from the appreciation in the price of our common stock resulting from a merger or acquisition. This could result in a greater financial benefit for those holders of Eligible Options who did not participate in the Offer and retained their Eligible Options.

        Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. Generally, if your employment terminates for any reason other than death, disability or retirement prior to the vesting of your New Option, you will forfeit the then-unvested portion of your New Option. Accordingly, if you exchange Eligible Options for New Options in the Offer and your employment with us terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options cancelled in the Offer were vested at the time of the exchange. Finally, there is no certainty as to how options or other equity awards, and in particular unvested equity awards, will be treated in any such merger or acquisition. Thus, it is possible that the treatment of New Options in any such transaction may be less favorable than the treatment of Eligible Options.

The exchange ratios used in the Offer may not accurately reflect the value of your Eligible Options and/or New Options at the time of their exchange.

        The calculation of the exchange ratios for the Eligible Options in the Offer was based on a valuation method that we apply for accounting purposes and that relies on numerous assumptions. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an Eligible Option may have varied from the applicable exchange ratio reflected in the Offer. The valuation method that we used for establishing the exchange ratios is designed to estimate a fair value of options as of the date the exchange ratios were calculated and is not a prediction of the future value that might be realized through Eligible Options or New Options. Furthermore, because we do not grant options to purchase fractional shares, the number of shares underlying a New Option will be rounded down after application of the exchange ratios.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax, social insurance, or other consequences of participating in the Offer.

        If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance, or other consequences that may apply to you. You are encouraged to consult your own legal counsel, accountant, financial and/or tax advisor(s) to discuss these consequences.

Risks Relating to Our Business Generally

        You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended February 27, 2010, as well as our Quarterly Report on Form 10-Q for the quarter ended November 27, 2010, and the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options. You may access these filings electronically at the SEC's website at www.sec.gov or on our website at the investor page, http://www.riteaid.com/company/investors/. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you without charge to you. See "Section III.19—Additional Information" for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

 III. THE OFFER

1. Eligibility; Number of Options; Offer Expiration Time.

        Upon the terms and subject to the conditions of the Offer, we will grant New Options to purchase common stock in exchange for Eligible Options surrendered under the Offer. An election to exchange Eligible Options must be properly submitted under the Offer, and not validly withdrawn in accordance with the terms set forth in "Section III.5—Rights to Change and Withdraw Elections," prior to 11:59 p.m., Eastern Time, on April 21, 2011, or such later date to which the Offer may be extended.

        Eligible Associates.    You are an Eligible Associate only if you meet all of the following requirements:

  •
  you are an associate of Rite Aid on the date the Offer commences and you remain an associate of Rite Aid through the grant date of the New Options, which will be the date that the Offer expires;

  •
  you are not a member of our Board of Directors or one of our executive officers; and

  •
  you hold at least one Eligible Option as the start date of the Offer and as of the time the Offer expires.

        If you are not an Eligible Associate of Rite Aid through the grant date of the New Options, even if you had elected to exchange your Eligible Options under the Offer, your election to exchange Eligible Options will automatically be deemed withdrawn and you will not participate in the Offer. You will retain your Eligible Options in accordance with their current terms and conditions. In the case of termination of your employment (but subject to certain exceptions discussed in Section III.2—Terms of New Options—Vesting), you may exercise your outstanding options during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested. Also, if you change your place of residence to a country in which the Offer is prohibited under local regulations, you will not be able to participate in the Offer.

        Eligible Options.    We are offering to exchange only Eligible Options held by Eligible Associates. Eligible Options are those that:

  •
  have an exercise price greater than $1.77 per share (which is the highest per share trading price of our common stock for the 52-week period immediately preceding the start date of the Offer);

  •
  have a remaining term of at least 12 months immediately following completion of the Offer;

  •
  were granted before March 21, 2009; and

  •
  are outstanding and unexercised as of the start date of the Offer and as of the time the Offer expires.

        Eligible Options include vested and unvested options. All Eligible Options that are not exchanged pursuant to the Offer will remain outstanding and in effect in accordance with their existing terms.

        The Company will determine which stock option grants are Eligible Options for purposes of the Offer.

        If an employee stock option that you hold (either vested or unvested) expires, terminates or is forfeited before the date the Offer expires, whether because of termination of your employment or otherwise, that stock option will not be an Eligible Option. Only stock options that remain outstanding as of the date the Offer expires, i.e., that have not expired, terminated or been forfeited, and that are held by an Eligible Associate may be Eligible Options.

        To give you information to make an informed decision, we are providing you a list of your Eligible Options, which includes the grant dates, the exercise prices and the number of shares subject to your

Eligible Options. This information will be available to you once you log in to your password-protected personalized election page on the Stock Option Exchange Offer Website. The announcement of the Offer that you received via mail or email contains instructions for logging into the website, including how you obtain your initial password. You will need your Rite Aid Associate Number and password to gain access to your personal information on the Stock Option Exchange Offer Website and to make your elections with respect to the Offer. Please note that if your employment with the Company terminates before the Offer expires, the existing terms of your option agreements and the equity incentive plans will govern the impact of employment termination on your options. The information regarding your Eligible Options provided on the Stock Option Exchange Offer Website is as of March 21, 2011 and will not be updated to reflect any changes subsequent to such date, including any changes in the eligibility of the options that you hold if your employment were to terminate.

        Options surrendered under the Offer that do not qualify as Eligible Options will not be accepted. For example, if your employment terminates during the Offer period, your unvested options will terminate (whether or not they have been the subject of an election to exchange) unless your agreements or option documents provide otherwise, and the Company will not accept any elections to exchange such terminated unvested options.

        Offer Expiration Time.    The Offer begins on March 21, 2011 and is scheduled to remain open until 11:59 p.m., Eastern Time, on April 21, 2011 (or if we extend the Offer period, a later date that we will specify). We currently have no plans to extend the Offer beyond April 21, 2011. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. See "Section III.7—Extension of Offer; Termination; Amendment" for a description of our rights to extend, delay, terminate and amend the Offer.

        Although we currently have no intention to do the following, we will publish a notice if we decide to:

  •
  increase or decrease the exchange ratios for Eligible Options;

  •
  change the number or type of options eligible to be exchanged in the Offer; or

  •
  increase the number of options eligible for exchange in the Offer by an amount that exceeds 2% of the number of shares of common stock issuable upon exercise of the options eligible for exchange under the Offer immediately before the increase.

        If the Offer is scheduled to expire within ten business days after the date on which we notify you of such an increase, decrease or change, we will also extend the Offer for a period of at least ten business days after the date the notice is published.

        Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by mail or email and by posting the announcement on the Stock Option Exchange Offer Website at https://riteaid.equitybenefits.com. In addition, you can contact the Stock Option Exchange Hotline at 1-800-504-8546 to determine if there have been any announcements regarding the Offer. Lastly, communications regarding changes or new information will be filed with the SEC under an amendment to our Schedule TO.

        A "business day" means any day other than a Saturday, a Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. (midnight) Eastern Time.

        No Impact on Future Awards.    Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future equity awards. Eligibility for future equity awards will remain subject to the discretion of the Company and will not depend on whether you participate in the Offer.

        Our Determinations under the Offer.    We will determine all questions as to associate and option eligibility, form, validity (including time of receipt) and acceptance of any elections to exchange Eligible Options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

2. Terms of New Options.

        Source of New Options.    New Options issued in exchange for Eligible Options will be issued under either the 2004 Plan or the 2006 Plan.

        Amount of Consideration.    The Offer is not a one-for-one exchange. Eligible Associates surrendering an Eligible Option will receive a New Option that is unvested and that, once vested, will be exercisable for a lesser number of shares of common stock than the Eligible Option surrendered in exchange for it. The number of shares underlying a surrendered Eligible Option for every one share underlying a corresponding New Option is referred to as the "exchange ratio."

        Each grant of Eligible Options has been assigned a fixed and pre-established exchange ratio that is as follows:

If the Exercise Price (or, in the Case of Options Granted on June 20, 2006 and June 26, 2007, the Grant Dates) of an Eligible Option Is:	Exchange Ratio (Number of Shares Underlying Eligible Option to Number of Shares Underlying New Option):
June 20, 2006 and June 26, 2007	2 - to - 1
$1.78 to $3.00	4 - to - 1
$3.01 to $5.00	3 - to - 1
$5.01 to $6.00	5 - to - 1
$6.01 and above	6 - to - 1

        The exchange ratio applicable to each of your Eligible Options and the number of shares underlying each New Option in exchange for each of your Eligible Options is set forth on the Stock Option Exchange Offer Website.

        Further Information Regarding the Exchange Ratios.    The number of New Options that you receive will depend on the exercise price(s) (or, in the case of certain grants of stock options, the grant date) of your surrendered Eligible Options and the applicable exchange ratios, as shown in the table above. Because the Offer is intended to be approximately "value-for-value" at the time that we set the exchange ratios, the exchange ratios for Eligible Options are based on their exercise prices and maturities, such that the value of New Options you will receive approximates the value of Eligible Options that you exchange for them. The value of both Eligible Options and New Options is calculated at the time we set the exchange ratios using the Black-Scholes option pricing model, a widely accepted option valuation model. Underwater stock options will be less valuable than New Options, so you will have to exchange an Eligible Option exercisable for more than one share of common stock to receive a New Option exercisable for one share of common stock. We will not issue any option for fractional shares. Accordingly, if after the exchange of Eligible Options in any particular stock option grant you would be left with an option for fractional shares, we will round down to the nearest whole share of common stock. Based on this rounding convention, you will not be able to surrender for exchange any otherwise Eligible Option that does not have sufficient underlying shares of common stock to result in at least one share of common stock underlying the New Option after the exchange.

        Because options with different exercise prices and expiration dates have different Black-Scholes values, different grants will have different exchange ratios. If there is significant movement in the price of Rite Aid's common stock or other Black-Scholes input variables after the Offer commences, we may need to adjust the exchange ratios toward the end of the Offer period to avoid generating significant incremental accounting expense in connection with the grant of New Options. If we adjust the exchange ratios, we will give you notice of the adjustment not less than two business days prior to the expiration of the Offer and, if necessary, we will extend the expiration date so that you will have at least 10 business days to consider the revised ratios before the Offer expires.

        Terms of New Option.    Each New Option will be granted under and be subject to the terms and conditions of the 2004 Plan or the 2006 Plan, as the case may be, which are the same terms and conditions that we currently apply to awards granted under the 2004 Plan or the 2006 Plan, except as described below. Your New Options may have different terms and conditions different than your Eligible Options. The following summary of the material terms and conditions of the New Options is subject to the terms of the 2004 Plan and the 2006 Plan and does not purport to be complete. You should read carefully the summary of the 2006 Plan and the 2004 Plan set forth below and compare it to the terms and conditions of your Eligible Options set forth in the agreements and plans under which they were granted.

        In addition to any differences between the standard terms and conditions applicable to any Eligible Option and the standard terms and conditions applicable to a New Option, the New Options will have the following terms which are different than those of the Eligible Options:

  •
  each New Option will have an exercise price equal to the closing price of our common stock on the NYSE on the date the New Options are granted, which will occur on the same day that the Offer expires;

  •
  each New Option will not be vested and will not be exercisable on the date it is granted and will have a two-year vesting period, with 50% of the New Options vesting on the 12-month anniversary of the New Option grant date and the remaining 50% of the New Options vesting on the 24-month anniversary of the New Option grant date, so long as you remain employed by Rite Aid during that period; and

  •
  the term of each New Option will be five years from the grant date of the New Option, subject to earlier expiration upon termination of employment under certain circumstances.

        Further information regarding the terms applicable to New Options is set forth below.

        Exercise Price.    The Offer will extend for at least 20 business days after it is commenced. The New Options will be granted on the same day the Offer expires. All New Options will have an exercise price equal to the closing price of our common stock on the NYSE on the grant date for the New Options. The terms of the Offer, including the date that the Offer concludes, are subject to governmental requirements which could result in concluding the Offer at a later date. Additionally, we may otherwise decide to amend, postpone, or under certain circumstances, cancel the Offer once it has commenced. See "Section III.9—Conditions of the Offer" for a description of conditions to the Offer. The closing price of our common shares on the New York Stock Exchange on March 16, 2011 was $1.04 per share.

        Vesting.    Our employee stock options cannot be exercised until after they vest, with vesting based upon the employee's continued employment with us. None of the New Options will be vested on the date of grant, and they will have a two-year vesting period with 50% of the New Options vesting on the 12-month anniversary of the New Option grant date and the remaining 50% of the New Options vesting on the 24-month anniversary of the New Option grant date, so long as you remain employed by Rite Aid during that period.

        Generally, you may exercise the vested portion of your New Option at any time. However, New Options will generally be forfeited to the extent the New Options have not become vested at the time of termination of employment. Any vested, unexercised portion of the New Options will generally be exercisable for ninety days after termination of employment. However, (i) if your employment terminates for "cause" as that term is defined in either the 2004 Plan or the 2006 Plan, as the case may be, your New Options will be cancelled as of the date of termination, (ii) if your employment terminates due to disability or retirement, then your New Options will become immediately exercisable and will remain exercisable for one year after termination of employment and (iii) if your employment terminates due to death, then your New Options will become immediately exercisable and will remain exercisable for a period of one year from the date of such termination by your legal representatives, heirs or legatees. In no event, however, will any of the time periods set forth above exceed the original expiration date of the term of the New Options.

        Term.    The term of each New Option will be five years from the grant date of the New Option, subject to earlier expiration upon termination of employment under certain circumstances (as described above). Nothing in this document should be construed to confer upon you the right to remain an associate of the company. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or service until the New Option grant date or after that date.

        Other Terms and Conditions.    The terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date and otherwise governed by the terms and conditions of either the 2004 Plan or the 2006 Plan, as the case may be. The form of award agreement setting forth the terms and conditions that will be applicable to the New Options is available on the Stock Option Exchange Offer Website. New Options will be characterized for U.S. federal income tax purposes as nonqualified stock options. The common shares issuable under the New Options are currently registered on a registration statement filed with the SEC. You should refer to "Section III.8—Material U.S. Federal Income Tax Consequences" for a discussion of material U.S. federal income tax consequences of the New Options.

  Summary of the 2006 Plan and the 2004 Plan

        The description of the New Options set forth herein is only a summary of some of the material provisions of the 2004 Plan and the 2006 Plan. This description is subject to and qualified in its entirety by reference to the actual provisions of the 2004 Plan and the 2006 Plan. A copy of our 2004 Plan was filed as Exhibit 10.4 to the Form 10-K that we filed with the SEC on April 29, 2005, and a copy of our 2006 Plan was filed as Exhibit 10 to the Form 8-K that we filed with the SEC on January 22, 2007, each of which was amended effective June 23, 2010 to permit the Company to implement this one-time stock option exchange program. The form of the grant agreement setting forth the terms and conditions that will be applicable to the New Options, as well as copies of the 2004 Plan and the 2006 Plan, are available on the Stock Option Exchange Offer Website at https://riteaid.equitybenefits.com.

        The following is a summary of the material terms of the 2006 Plan and the 2004 Plan and is qualified in its entirety by reference to the 2006 Plan and the 2004 Plan.

        Types of Awards.    The following six types of awards may be granted under the 2006 Plan and the 2004 Plan: (i) stock options (including both incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code and nonqualified options ("NQSOs"), which are options that do not qualify as ISOs), (ii) stock appreciation rights, (iii) restricted stock, (iv) phantom stock, (v) stock bonus awards, and (vi) other equity-based awards valued in whole or in part by reference to, or otherwise based on, the Company's common stock.

        Shares Available.    Before the exchange program commences, there are reserved for issuance under the 2006 Plan and the 2004 Plan a total of 20 million shares and 50 million shares of common stock, respectively, subject to equitable adjustment upon the occurrence of any stock dividend or other distribution (in the case of the 2004 Plan), extraordinary dividend or other distribution (in the case of the 2006 Plan), recapitalization, stock split, reorganization, merger, consolidation, combination, repurchase, or share exchange, or other similar corporate transaction or event. As of March 16, 2011 an aggregate of 3,299,897 shares of common stock remained available for issuance under the 2006 Plan and the 2004 Plan. The maximum number of such shares of common stock that may be the subject of awards other than options and stock appreciation rights is 25 million under the 2006 Plan and 10 million under the 2004 Plan (also subject to equitable adjustment). Under the 2006 Plan and the 2004 Plan, respectively, no participant may be granted awards with respect to one million or more shares of common stock in any calendar year (subject to equitable adjustment).

        Administration.    The 2006 Plan and the 2004 Plan are administered by the Compensation Committee. Each member of the Compensation Committee is a "non-employee director" (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934), an "outside director" (within the meaning of Section 162(m) of the Internal Revenue Code) and an "independent director" within the meaning of the New York Stock Exchange listed company manual.

        Eligibility.    Officers of the Company, associates, non-employee directors and consultants to the Company are eligible to receive awards under the 2006 Plan and the 2004 Plan at the discretion of the Compensation Committee (or, in the case of non-employee directors, the Board).

        Exercisability and Vesting.    Awards will become exercisable or otherwise vest at the times and upon the conditions that the Compensation Committee may determine, as reflected in the applicable award agreement, except that options and restricted stock which vest solely based on continued employment may not fully vest prior to the third anniversary of the grant date (unless vesting is accelerated upon termination of employment or due to a change in control of the Company), and except that New Options will have a two-year vesting period with 50% of the New Options vesting on the 12-month anniversary of the New Option grant date and the remaining 50% of the New Options vesting on the 24-month anniversary of the New Option grant date, so long as you remain employed by Rite Aid during that period.

        Performance Goals.    The vesting of awards that are intended to qualify as performance-based compensation will be based upon one or more of the following business criteria: return on total stockholder equity; earnings or book value per share of common stock; net income (before or after taxes); earnings before all or any interest, taxes, depreciation and amortization and/or other adjustments; inventory goals; return on assets, capital or investment; market share; cost reduction goals; earnings from continuing operations; levels of expense, costs or liabilities; store level performance; operating profit; sales or revenues; stock price appreciation; total stockholder return; implementation or completion of critical projects or processes. The business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to the Company, an affiliate, a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation Committee. The business criteria may also be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. Where applicable, business criteria will be determined in accordance with generally accepted accounting principles and achievement of the criteria will require certification by the Compensation Committee. The Compensation Committee has the authority to accelerate the vesting and/or exercisability of any outstanding award at such times and under such circumstances as it deems appropriate.

        Stock Options.    Options entitle the participant to purchase shares of common stock during a specified period at a purchase price specified by the Compensation Committee (at a price not less than 100% of the fair market value of the common stock on the day the option is granted). Each option granted under the 2006 Plan and the 2004 Plan will have a maximum term of 10 years from the date of grant, or such lesser period as the Compensation Committee shall determine. Options may be exercised in whole or in part by the payment of cash of the full option price, by tendering shares of common stock with a fair market value equal to the option price (and owned by the participant for at least six months prior to exercise) or by other methods in the discretion of the Compensation Committee. Options granted under the 2006 Plan and the 2004 Plan may not be re-priced to lower the exercise price, nor may they provide for automatic "re-load" grants upon the exercise of an option with shares of common stock. The Compensation Committee has the authority to accelerate the vesting and/or exercisability of any outstanding award under the 2006 Plan and the 2004 Plan at such times and under such circumstances as it deems appropriate.

        Stock Appreciation Rights.    A stock appreciation right may be granted in connection with an option, either at the time of grant or at any time thereafter during the term of the option, or may be granted unrelated to an option. Stock appreciation rights generally permit the participant to receive cash or common stock equal to the difference between the exercise price of the stock appreciation right (which must equal or exceed the fair market value of the common stock at the date of grant) and the fair market value of the common stock on the date of exercise.

        Restricted Stock.    The Compensation Committee may grant restricted shares of common stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Compensation Committee may determine in its discretion. Except for restrictions on transfer and such other restrictions as the Compensation Committee may impose, participants will have all the rights of a stockholder with respect to the restricted stock. Restricted stock that vests solely upon the continued employment or service of the participant may not become fully vested prior to the third anniversary of the date upon which the restricted stock is granted, except as may be set forth in an agreement with respect to vesting of restricted stock upon termination of employment or service or upon a change in control of the Company.

        Phantom Stock.    A phantom stock award is an award of the right to receive an amount of cash or common stock at a future date based upon the value of the common stock at the time of vesting of the award.

        Stock Bonus Awards.    A stock bonus award is an award of common stock, made at the discretion of the Compensation Committee upon such terms and conditions (if any) as the Compensation Committee may determine.

        Other Awards.    Other forms of awards valued in whole or in part by reference to, or otherwise based on, common stock may be granted either alone or in addition to other awards under the 2006 Plan and the 2004 Plan. For example, the 2006 Plan and the 2004 Plan permit the grant of performance-based awards denominated in shares and with respect to which participants may earn a range of shares, depending upon the actual level of performance. Subject to the provisions of the 2006 Plan and the 2004 Plan, as the case may be, the Compensation Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such other awards shall be granted, the number of shares of common stock to be granted pursuant to such other awards and all other conditions of such awards.

        Amendment and Termination of the Plan.    The 2006 Plan and the 2004 Plan may be amended by the Board of Directors, subject to stockholder approval where necessary to satisfy legal or regulatory requirements. The 2006 Plan will terminate not later than June 4, 2017, whereas the 2004 Plan will terminate not later than June 24, 2014. However, awards granted before the termination of the 2006 Plan and the 2004 Plan, respectively, may extend beyond that date in accordance with their terms.

        The statements in this Offer to Exchange concerning the 2004 Plan, the 2006 Plan, and the New Options are merely summaries. The statements are subject to and are qualified in their entirety by reference to all provisions of the 2004 Plan and the 2006 Plan. Please access the Stock Option Exchange Offer Website to review, and print, the 2004 Plan and the 2006 Plan.

3. Purpose of the Offer.

        We believe that an effective and competitive associate incentive program is imperative for the success of our business. We rely on our experienced and productive associates and their efforts to help the Company achieve its business objectives. At Rite Aid, stock options constitute a key component of our incentive and retention programs because the Board and the Compensation Committee believe that equity compensation encourages associates to act like owners of the business, motivating them to work toward our success and rewarding your contributions by allowing you to benefit from increases in the value of our shares. Rite Aid's long-term incentive compensation program has been broad-based, with over 15,000 associates receiving equity awards. The Company has offered stock options to our associates since 2000. Approximately 4,920 associates are expected to be eligible to participate in the exchange program, with a substantial majority of these associates holding middle management, field management or store level positions and less than 80 of the eligible participants at or above the level of Vice President.

        Our stock price has experienced a significant decline during the last several years. This decline is due to difficulties in generating net income, which is largely due to declines in sales and pressures on pharmacy gross margins. Our sales declines have been driven by the weak economic environment, which has led to a pullback in consumer spending and slower than expected sales improvements in stores that we acquired from Brooks Eckerd. Pharmacy gross margins have been pressured by reductions in third party reimbursement rates, the introduction of fewer new generic drugs and fewer cost reductions on existing generics. Due to the significant decline of our stock price during the last few years, many of our associates now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NYSE on March 16, 2011 was $1.04, whereas the weighted average exercise price of all outstanding options held by our associates was $3.63. As of March 16, 2011, approximately 82% of outstanding stock options held by our associates were underwater. Although we continue to believe that stock options are an important component of our associates' total compensation, many of our associates view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many associates, these options are ineffective at providing the incentives and retention value that our Board and the Compensation Committee believe is necessary to motivate and retain our associates. There can be no assurance, however, that the intended benefits of the Offer will be realized in light of the risks associated with a volatile and unpredictable stock market.

4. Procedures for Surrendering Eligible Options.

        Proper Surrender of Eligible Options.    If you want to exchange any of your Eligible Options pursuant to the Offer, you must submit your election so that it is received before the Offer expires. You must submit your election to exchange Eligible Options online at the Stock Option Exchange Offer Website, which is available at https://riteaid.equitybenefits.com, or by calling the Stock Option Exchange Hotline at 1-800-504-8546. The announcement of the Offer that you received via mail or email contains instructions for logging into the website, including how to obtain your initial password. You will need your Rite Aid Associate Number and password to gain access to your personal information on the

Stock Option Exchange Offer Website and to make your elections with respect to the Offer. Your election must be received by us before 11:59 p.m., Eastern Time, on April 21, 2011.

        We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date of the Offer. If the Offer is extended, you must submit your election via the Stock Option Exchange Offer Website or the Stock Option Exchange Hotline before the extended expiration date of the Offer.

        An email election confirmation will be generated when you submit your election and again if you submit any change in your election or withdraw your election. You should print and save a copy of the confirmation for your records.

        The proper submission of your elections, changes of elections and withdrawals is your responsibility. Only responses that are complete and actually received by us before the Offer expires will be eligible to be accepted. If your election is not received by us before the Offer expires you will be deemed to have rejected the Offer. There will be no exceptions or appeal process. We are under no obligation to contact you to confirm your election not to participate.

        If you elect to participate in the Offer, you must elect to exchange your Eligible Options on a grant-by-grant basis. So, if you elect to exchange any Eligible Options, you must exchange all Eligible Options granted to you for that grant to the extent not previously exercised. However, you may choose to exchange Eligible Options granted in one grant but not another grant.

        You do not need to return your stock option award agreements relating to any surrendered Eligible Options because they automatically will be cancelled if we accept the Eligible Options that you elect to exchange.

        Electing Not to Participate.    Participation in the Offer is voluntary, and there are no penalties for electing not to exchange any of your Eligible Options. If you do not want to exchange your options in the Offer, you do not need to do anything. Only responses that are complete and actually received by us by the deadline will be eligible to be accepted. If we do not receive your election before 11:59 p.m., Eastern Time, on April 21, 2011, we will interpret this as your election not to participate in the Offer, and none of your Eligible Options will be exchanged for New Options. Any Eligible Options that you do not validly elect to exchange will remain outstanding on the same terms and conditions on which they were granted. We are under no obligation to contact you to confirm your election not to participate.

5. Rights to Change and Withdraw Elections.

        You can only change and withdraw the Eligible Options you have elected to exchange in accordance with the provisions of this Section 5.

        You can change or withdraw the Eligible Options you have elected to exchange at any time prior to 11:59 p.m., Eastern Time, on April 21, 2011. If we extend the Offer, you may change or withdraw your election of Eligible Options at any time until the expiration date of the extended Offer. You may change your mind as many times as you wish, but you will be bound by the latest properly submitted election we receive before the Offer expires.

        In addition, although we intend to accept all validly exchanged Eligible Options promptly after 11:59 p.m., Eastern Time, on the date the Offer expires, if we have not accepted your Eligible Options within 40 business days of the commencement of the Offer, you may withdraw the Eligible Options you have elected to exchange at any time thereafter.

        You may change or withdraw your election by returning to the Stock Option Exchange Offer Website, re-entering your elections to reflect the changes or withdrawals that you wish to make and submitting the revised election, or by calling the Stock Option Exchange Hotline. Your election to change or withdraw a previous election must be received before the expiration of the Offer.

        Re-entering your elections on the Stock Option Exchange Offer Website and not selecting any New Options will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new election indicating the withdrawal of your election to exchange Eligible Options prior to 11:59 p.m., Eastern Time, on the expiration date. If you elect to change or withdraw your Eligible Options, you must change or withdraw all or none of the outstanding Eligible Options granted to you on the same grant date and at the same exercise price.

        Neither Rite Aid nor any other person is obligated to give notice of any defects or irregularities in any election change or withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.

6. Acceptance of Eligible Options for Exchange and Grant of New Options.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any elections to exchange Eligible Options. We may reject any or all submissions of Eligible Options that we determine were not properly completed or that we determine are unlawful to accept. Options that you elect to exchange, but that do not qualify as Eligible Options, will not be accepted. For example, if your employment terminates during the Offer period, your unvested options will terminate (whether or not you have elected to surrender them) unless your agreements or option documents provide otherwise, and the Company will not accept any elections to exchange such terminated unvested options. Subject to our rights to extend, terminate and amend the Offer, we expect to accept upon expiration of the Offer all Eligible Options that are subject to proper elections to exchange and that are not properly withdrawn.

        We may waive any defect or irregularity in any election with respect to any particular Eligible Options or any particular Eligible Associate. No Eligible Options will be treated as subject to a valid election to exchange until any defects or irregularities have been cured by the Eligible Associate electing to exchange the Eligible Options or waived by us. Neither we nor any other person are obligated to give notice of receipt of any election or of any defects or irregularities involved in the election to exchange any Eligible Options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities.

        Acceptance.    If you are an Eligible Associate and validly elect to exchange Eligible Options and you do not withdraw that election before the date the Offer expires, we expect to accept your options.

        Our Acceptance Constitutes an Agreement.    Your election to exchange your Eligible Options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of your Eligible Options that you validly elect to exchange will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer. When we accept Eligible Options that you validly elect to exchange, the Eligible Options automatically will be cancelled and rendered null and void and you, by electing to exchange your Eligible Options, irrevocably release all of your rights with respect to the Eligible Options. Your election to exchange Eligible Options for New Options constitutes your agreement to and acceptance of the terms and conditions of the New Options upon grant.

        Timing of Acceptance.    Subject to our rights to extend, terminate and amend the Offer before the date the Offer expires and to the satisfaction of or our waiver of all of the conditions to the Offer, we will accept promptly after the expiration of the Offer all Eligible Options that are subject to proper elections to exchange and that have not been properly withdrawn.

        Issuance of New Options.    We expect to cancel all Eligible Options that are subject to valid elections to exchange on the same day that the Offer expires. The New Options will be granted on the same day that the Offer expires. The scheduled expiration date of the Offer is April 21, 2011, and we expect to accept and cancel all Eligible Options that are subject to valid elections to surrender on April 21, 2011. We expect that the grant date for the New Options will be April 21, 2011. If you elect to exchange Eligible Options in the Offer, we will send you a confirmation of participation notice following the expiration of the Offer, reflecting the terms of your New Options. All New Options will have an exercise price equal to the closing price of our common stock on the NYSE on the grant date for the New Options. If the expiration date is extended, then the cancellation date and the New Option grant date would be similarly extended. Unless we alter the exchange ratios, the number of shares subject to each New Option is not affected by the grant date because the exchange ratios are fixed and pre-established; however, the exercise price of the New Options will be affected by any extension of the grant date. Information regarding your New Options will be posted on your online E*Trade account as soon as administratively practicable after they are granted.

        Termination of Option Agreements.    Upon our acceptance of your Eligible Options that you elect to surrender in this Offer, your currently outstanding option agreements relating to the Eligible Options that you elect to exchange automatically will be cancelled and rendered null and void and you, by electing to surrender your Eligible Options, irrevocably release all of your rights thereunder.

7. Extension of Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in "Section III.9—Conditions of the Offer" has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open, and thereby delay the acceptance for exchange of any Eligible Options, by giving oral, written or electronic notice of such extension to Eligible Associates or making a public announcement thereof.

        We also expressly reserve the right, in our reasonable judgment, prior to 11:59 p.m., Eastern Time, on the expiration date of the Offer, to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Options surrendered for exchange upon the occurrence of any of the conditions specified in "Section III.9—Conditions of the Offer" by giving oral, written or electronic notice of such termination, amendment, or postponement to Eligible Associates and making a public announcement thereof. We will return the Eligible Options surrendered for exchange promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in "Section III.9—Conditions of the Offer" has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

        Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension of the Offer, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date of the Offer. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by mail or email and by posting the announcement on the Stock Option Exchange Offer Website at https://riteaid.equitybenefits.com. In addition, you can contact the Stock Option Exchange Hotline at 1-800-504-8546 to determine if there have been any announcements regarding the Offer. Lastly, communications regarding changes or new information will be filed with the SEC under an amendment to our Schedule TO.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the Offer following a material change in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing or electronically after the date of such notice:

  •
  increase or decrease the exchange ratios for Eligible Options;

  •
  change the number or type of options eligible to be exchanged in the Offer; or

  •
  increase the number of options eligible for exchange in the Offer by an amount that exceeds 2% of the number of shares of common stock issuable upon exercise of the options eligible for surrender under the Offer immediately before the increase, and if the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase, decrease or change is first published, sent, or given in the manner specified in this Section 7, we will extend the Offer so that the Offer is open at least ten business days following the publication, sending, or giving of notice.

8. Material U.S. Federal Income Tax Consequences.

        The following summarizes the material U.S. federal income tax consequences of the Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.

        We believe the exchange of Eligible Options for New Options pursuant to the Offer should be treated as a non-taxable exchange in the United States and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Associates upon the issuance of the New Options. However, the Internal Revenue Service is not precluded from adopting a contrary position and the law and regulations themselves are subject to change.

        Because the New Options issued in the Offer will be nonqualified stock options, upon exercise of the New Options, the Eligible Associate will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If the Eligible Associate is subject to U.S. federal income taxes at the time of exercise of the New Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the stock, the Eligible Associate will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Offer under all applicable laws prior to participating in the Offer.

        Our grant of a New Option will have no tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a nonqualified stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Associate upon exercise. We have also endeavored to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), by granting New Options with exercise prices at or above fair market value on the grant date in exchange for Eligible Options. Section 409A of the Code is very complex and subject to change by the Internal Revenue Service. Eligible Associates should seek advice based on their particular circumstances from an independent tax advisor.

        We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonstatutory stock option by an Eligible Associate who has been employed by us. We will require any such Eligible Associate to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

        There may be additional foreign state or local tax imposed as a result of the Offer or your participation in the Offer and those consequences may vary based on where you live. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Offer.

9. Conditions of the Offer.

        Notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Options for which an election to exchange is submitted, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options for which an election to exchange is submitted, in each case, subject to certain limitations, if at any time on or after March 21, 2011, and prior to 11:59 p.m., Eastern Time, on the day the Offer expires, any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

        (a)   there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory, or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the options submitted for exchange pursuant to the Offer or the issuance of New Options;

        (b)   there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

            (i)  make the acceptance for exchange of, or issuance of New Options for, some or all of the options submitted for exchange illegal or otherwise restrict or prohibit consummation of the Offer;

           (ii)  delay or restrict our ability, or render us unable, to accept for exchange or grant New Options for some or all of the options submitted for exchange; or

          (iii)  materially and adversely affect the business, condition (financial or other), income, operations or prospects of Rite Aid;

        (c)   there shall have occurred:

            (i)  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

           (ii)  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (iii)  the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

          (iv)  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

           (v)  any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Rite Aid or on the trading in our common stock;

          (vi)  in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;

         (vii)  any decrease of greater than 20% of the market price of the shares of our common stock from the price of $1.21 per share (the price per share of our common stock on the date that we determined the exchange ratios);

        (viii)  any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any period after the close of business on March 21, 2011;

          (ix)  any change, development, clarification or position taken in generally accepted accounting principles in the U.S. that could or would require us to record for financial reporting purposes compensation expense in connection with the Offer that would be in excess of any compensation expense that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Offer.

        (d)   a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

            (i)  any new person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than, in each case, any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before March 21, 2011;

           (ii)  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before March 21, 2011, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (iii)  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

        (e)   any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Rite Aid that, in our reasonable judgment, is or may have a material adverse effect on Rite Aid.

        The conditions to the Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to 11:59 p.m., Eastern Time, on the expiration date of the Offer. We may waive them, in whole or in part, at any time and from time to time prior to 11:59 p.m., Eastern Time, on the expiration date of the Offer, in our reasonable discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 9 will be final and binding upon all persons.

10. Price Range of Common Stock Underlying the Options.

        Our common stock is quoted on the NYSE under the symbol "RAD." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the NYSE for our last two fiscal years and through March 16, 2011.

	HIGH	LOW
Fiscal Year 2010
First Quarter	$1.22	$0.21
Second Quarter	1.74	1.22
Third Quarter	2.24	1.26
Fourth Quarter	1.66	1.26
Fiscal Year 2011
First Quarter	$1.70	$1.04
Second Quarter	1.15	0.86
Third Quarter	1.02	0.86
Fourth Quarter	1.39	0.87
Fiscal Year 2012
First Quarter (through March 16, 2011)	$1.28	$1.04

        As of March 16, 2011, the last reported sale price of our common stock, as reported by the NYSE, was $1.04 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the New Options are granted. You should obtain current market prices for our common stock before deciding whether to exchange your Eligible Options.

11. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning Eligible Options.

        A list of our directors and executive officers is set forth below. No options held by any executive officer, director, or affiliate of Rite Aid are eligible to be exchanged pursuant to the Offer.

NAME	POSITIONS AND OFFICES HELD
John T. Standley	President and Chief Executive Officer, Director
Douglas E. Donley	Senior Vice President, Chief Accounting Officer
Brian R. Fiala	Executive Vice President, Store Operations
Kenneth A. Martindale	Chief Operating Officer
Marc A. Strassler	Executive Vice President, General Counsel and Secretary
Robert I. Thompson	Executive Vice President, Pharmacy
Frank G. Vitrano	Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Joseph B. Anderson, Jr.	Director
André Belzile	Director
François J. Coutu	Director
Michel Coutu	Director
James L. Donald	Director
David R. Jessick	Director
Robert G. Miller	Director
Michael N. Regan	Director
Mary F. Sammons	Chairman of the Board of Directors, Director
Philip G. Satre	Lead Director
Jonathan D. Sokoloff	Director
Marcy Syms	Director
Dennis Wood	Director

        The address of each director and executive officer is: c/o Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and the telephone number at that address is (717) 761-2633.

        François J. Coutu serves as President and Chief Executive Officer of The Jean Coutu Group (PJC), Inc. ("The Jean Coutu Group") and member of the Jean Coutu Group Board of Directors, Michel Coutu is a member of the Board of Directors of The Jean Coutu Group, Mr. Belzile is Senior Vice President, Finance and Corporate Affairs of The Jean Coutu Group, and Mr. Wood is a member of the Board of Directors of The Jean Coutu Group. The Jean Coutu Group is the beneficial owner of approximately 28.38% of the outstanding shares of our common stock. The Company has entered into various agreements with The Jean Coutu Group, including an Amended and Restated Stockholder Agreement and a Registration Rights Agreement. A summary of the agreements with The Jean Coutu Group can be found in our Definitive Proxy Statement for the 2010 Annual Meeting of Stockholders, under the section "Certain Relationships and Related Transactions", which is incorporated by reference herein and qualified in its entirety by the text of the agreements as filed with our Tender Offer Statement on Schedule TO as filed with the SEC on March 21, 2011. See "Section III.19—Additional Information."

        The following table sets forth the beneficial ownership of the Company's executive officers and directors and of The Jean Coutu Group with respect to options (including options that are not Eligible Options) outstanding as of March 16, 2011. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 73,937,472 as of March 16, 2011.

Name of Beneficial Owner	Number of Shares Underlying Outstanding Options	Percentage of Total Shares Underlying Outstanding Options
The Jean Coutu Group (PJC), Inc	—	—
Directors
Joseph B. Anderson, Jr.	200,000	0.27
André Belzile	100,000	0.14
François J. Coutu	100,000	0.14
Michel Coutu	100,000	0.14
James L. Donald	100,000	0.14
David R. Jessick	100,000	0.14
Robert G. Miller	200,000	0.27
Michael N. Regan	100,000	0.14
Mary F. Sammons	4,792,185	6.48
Philip G. Satre	250,000	0.34
Jonathan D. Sokoloff	—	—
Marcy Syms	200,000	0.27
Dennis Wood	100,000	0.14
Executive Officers
John T. Standley	8,233,000	11.14
Douglas E. Donley	631,517	0.85
Brian R. Fiala	2,181,011	2.95
Kenneth A. Martindale	3,443,400	4.66
Marc A. Strassler	1,228,700	1.66
Robert I. Thompson	1,662,431	2.25
Frank G. Vitrano	3,972,200	5.37
All directors and executive officers as a group (20 persons)	27,694,444	37.49

        As previously stated, options held by any executive officer, director, or affiliate of Rite Aid are not eligible to be exchanged pursuant to the Offer.

        To the best of our knowledge, except as described in filings by such persons with the SEC, which are available under "SEC Filings" on the Investors page of our website at www.riteaid.com/company/investors, no directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past sixty days before and including March 21, 2011.

        Except as otherwise described in the Offer to Exchange or in our filings with the SEC, including our proxy statement filed with the SEC on May 21, 2010, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

        Eligible Options that are surrendered for exchange in the Offer will be cancelled immediately upon our acceptance of the Eligible Options after expiration of the Offer. The shares underlying Eligible Options granted under our equity incentive plans will be cancelled and will not be available for new grants under any of our equity incentive plans, except to the extent that the shares are used to grant New Options under the 2004 Plan or 2006 Plan. Assuming full participation in the Offer, as of March 16, 2011, approximately 11.5 million shares are subject to Eligible Options that would be cancelled if accepted for exchange.

        We have designed the Offer so that the New Options will have approximately the same fair value as the Eligible Options surrendered under the Offer, which should result in little or no incremental compensation expense to the Company. We believe that this methodology significantly minimizes the possibility of any incremental compensation expense being incurred. Under Accounting Standards Codification Topic 718, we will recognize the remaining unamortized expense of exchanged awards ratably over the vesting period of the New Options. We would also have to recognize any incremental compensation expense of the New Options over the vesting period of the New Options. The incremental compensation expense will be measured as the excess, if any, of the fair value of each New Option on the date New Options are granted, over the fair value of the Eligible Options exchanged, measured as of the date New Options are granted. Because of changes in variables between the time that we establish the exchange ratios and the date New Options are granted, the actual incremental compensation expense arising from the New Options may be higher or lower than intended. In the event that any of the New Options are forfeited prior to their vesting due to termination of employment, any incremental compensation expense for the forfeited New Options would not have to be recognized.

13. Agreements; Legal Matters; Regulatory Approvals.

        We are not party to any material legal proceeding relating to or affecting the Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the Offer. If any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept Eligible Options surrendered for exchange and to grant New Options for such Eligible Options surrendered for exchange is subject to conditions, including the conditions described in "Section III.9—Conditions of the Offer".

        If we are prohibited by federal or state securities laws or regulations from granting New Options after the expiration of the Offer, we will either not grant any New Options or delay the grant of New Options, in our sole discretion. If any such prohibition arises, we will use reasonable efforts to promptly effect the grant, but, if the grant is prohibited, we will not grant any New Options, and the Eligible Options you surrendered for exchange will not be cancelled and will be promptly returned to you.

14. Fees and Expenses.

        We will not pay any fees or commissions to any broker, dealer, or other person for soliciting the exchange of Eligible Options by Eligible Associates pursuant to the Offer.

15. Source and Amount of Consideration.

        Source of Consideration.    The New Options issued in exchange for Eligible Options will be issued under either the 2004 Plan or the 2006 Plan. A copy of our 2004 Plan was filed as Exhibit 10.4 to the Form 10-K that we filed with the SEC on April 29, 2005, and a copy of our 2006 Plan was filed as Exhibit 10 to the Form 8-K that we filed with the SEC on January 22, 2007. As of March 16, 2011, Eligible Options to purchase approximately 18.3 million shares of our common stock were outstanding and held by Eligible Associates. If all Eligible Options are surrendered under the Offer, an aggregate of 6.8 million shares subject to New Options will be granted.

        Amount of Consideration.    The Offer is not a one-for-one exchange. Eligible Associates surrendering outstanding Eligible Options will receive fewer New Options. The New Options will be unvested at the time they are granted and, once vested, will be exercisable for a lesser number of shares of common stock, but which are expected to have a fair value approximately equal to the fair value of the options exchanged.

16.   Information Concerning Rite Aid.

        Rite Aid is one of the nation's leading drugstore chains with more than 4,700 stores in 31 states and the District of Columbia, with a strong presence on both the East and West coasts, and 91,000 associates. Rite Aid is the largest drugstore chain on the East Coast and the third largest drugstore chain in the U.S.

        Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. Our common stock is listed on the NYSE under the trading symbol of "RAD." We were incorporated in 1968 and are a Delaware corporation. Additional information about the Company can be found on our website at www.riteaid.com.

17. Financial Information.

        We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2010 and with "Part I. Financial Information" of our Quarterly Report on Form 10-Q for the fiscal quarter ended November 27, 2010, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended February 27, 2010 and February 28, 2009 and the selected consolidated balance sheet data as of February 27, 2010 and February 28, 2009 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2010. The selected consolidated statements of earnings data for the fiscal quarters ended November 27, 2010 and November 28, 2009 and the selected consolidated balance sheet data as of November 27, 2010 and November 28, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 27, 2010. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

RITE AID CORPORATION
Summary Consolidated Statements of Earnings and Balance Sheets
(amounts in thousands, except per share data):

	Fiscal Year Ended		Thirty-Nine Week Period Ended	Thirty-Nine Week Period Ended
	February 27, 2010	February 28, 2009	November 27, 2010	November 28, 2009
Consolidated Statements of Earnings:
Revenues	$25,669,117	$26,289,268	$18,758,441	$19,205,331
Loss before income taxes	$(479,918)	$(2,582,794)	$(341,377)	$(293,326)
Loss from continuing operations	$(506,676)	$(2,912,051)	$(349,731)	$(298,320)
Net loss	$(506,676)	$(2,915,420)	$(349,731)	$(298,320)
Net loss per common share
Basic	$(0.59)	$(3.49)	$(0.40)	$(0.35)
Diluted	$(0.59)	$(3.49)	$(0.40)	$(0.35)
Weighted average shares outstanding
Basic	880,843	840,812	882,668	880,577
Diluted	880,843	840,812	882,668	880,577

	Fiscal Year Ended		Thirty-Nine Week Period Ended
	February 27, 2010	February 28, 2009	November 27, 2010
Consolidated Balance Sheet
Total current assets	$4,508,668	$4,364,932	$4,527,356
Total assets	$8,049,911	$8,326,540	$7,815,968
Total current liabilities	$2,175,692	$2,302,427	$2,433,833
Total liabilities	$9,723,462	$9,526,192	$9,824,184
Total stockholders' deficit	$(1,673,551)	$(1,199,652)	$(2,008,216)

        Ratio of Earnings to Fixed Charges.    We have calculated the ratio of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges, before capitalized interest. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense, preferred stock dividend requirement and that portion of rental expense which is representative of the interest factor in those rentals.

	Fiscal Year Ended February 27, 2010		Fiscal Year Ended February 28, 2009		Fiscal Quarter Ended November 27, 2010
Ratio of earnings to fixed charges	—	(1)	—	(1)	—	(2)

(1)
For the years ended February 27, 2010 and February 28, 2009, earnings were insufficient to cover fixed charges by approximately $498.4 million and $2.6 billion, respectively.

(2)
For the quarter ended November 27, 2010, earnings were insufficient to cover fixed charges by approximately $85 million.

        Book Value Per Share.    We had a negative book value per diluted common share of $2.26 as of our most recent balance sheet dated November 27, 2010.

        For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended February 27, 2010, our Quarterly Report on Form 10-Q for the quarter ended November 27, 2010 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Options. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See "Section III.19—Additional Information" for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

18. Corporate Plans, Proposals and Negotiations.

        The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in or may engage in issuances of our common stock or other capital raising transactions, depending on market conditions and other relevant factors. The Company also enters into agreements for the purchase and sale of products and services, engages in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation.

        Subject to the foregoing and except as otherwise disclosed in this Offer to Exchange or in the Company's filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

  •
  any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries other than in the ordinary course of business;

  •
  any material change in our present dividend policy, or our indebtedness or capitalization;

  •
  any other material change in our corporate structure or business;

  •
  any other changes to the present Board of Directors or management of the Company;

  •
  our common stock not being authorized for listing on the NYSE;

  •
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

  •
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

  •
  any changes in our Certificate of Incorporation, Bylaws or other governing instruments or any actions that could impede the acquisition of control of the Company.

19. Additional Information.

        With respect to the Offer, we filed a Tender Offer Statement on Schedule TO with the SEC on March 21, 2011, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You should review the Schedule TO, including the exhibits, before making a decision on whether to participate in the Offer.

        We also recommend that, in addition to this document, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Offer:

          (a)   our Annual Report on Form 10-K for the fiscal year ended February 27, 2010, filed with the SEC on April 28, 2010;

          (b)   our Definitive Proxy Statement for the 2010 Annual Meeting of Stockholders, filed with the SEC on May 21, 2010;

          (c)   our Quarterly Report on Form 10-Q for the fiscal quarter ended November 27, 2010, filed with the SEC on January 6, 2011; and

          (d)   our Current Reports on Form 8-K (in each case, other than information and exhibits "furnished" to and not "filed" with the SEC in accordance with SEC rules and regulations) filed with the SEC.

        You also may want to review the filings we make with the SEC after the date of this Offer to Exchange.

        The filings listed above and our other reports, registration statements, proxy statements and other SEC filings can be inspected and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. These filings are also available to the public on the website of the SEC at www.sec.gov and on our website at the investor page, http://www.riteaid.com/company/investors/.

        We will also provide, without charge, to any Eligible Associate holding Eligible Options, upon the request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Corporate Secretary
Tel.: (717) 761-2633

        The financial information, including financial statements and the notes thereto, included in our Quarterly Report on Form 10-Q for the quarter ended November 27, 2010 and our Annual Report on Form 10-K for the fiscal year ended February 27, 2010 are incorporated herein by reference. "Section III.17—Financial Information" below includes a summary of our financial information from our Quarterly Report on Form 10-Q for the quarter ended November 27, 2010 and our Annual Report on Form 10-K for our fiscal year ended February 27, 2010. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions above.

        The information contained in the Offer to Exchange about Rite Aid should be read together with the information contained in the documents to which we have referred you.

20. Miscellaneous.

        Rite Aid has not authorized any person to make any recommendation on its behalf as to whether you should exchange or refrain from exchanging your options pursuant to the Offer. You should rely only on the information contained in the Offer to Exchange and you should not assume that the information provided in the Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of the Offer. Rite Aid has not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in the Offer to Exchange. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by Rite Aid.

        This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Exchange.

Rite Aid Corporation
 March 21, 2011

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TABLE OF CONTENTS
I. SUMMARY TERM SHEET—QUESTIONS AND ANSWERS
II. RISK FACTORS
III. THE OFFER